[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT 10.16

PORTAL/LOS LINK AGREEMENT

This Agreement, dated as of January 1, 2007 (“Effective Date”), is entered into and made among First American Real Estate Solutions LLC, a California limited liability company, First American Real Estate Solutions, L.P., a Texas limited partnership, First American Real Estate Solutions of Texas, L.P., a Texas limited partnership, eAppraiseIT LLC, a Delaware limited liability company, First American Title Insurance Company, Inc., a California corporation, and First American CoreLogic, Inc., dba First American Real Estate Solutions, a Delaware corporation, (collectively, “First American”), and Ellie Mae, Inc., a California Corporation, (“Ellie Mae”). In consideration of the mutual promises contained in this Agreement, First American and Ellie Mae hereby agree as follows:

WITNESSETH

WHEREAS, Ellie Mae and its Controlled Companies (as hereinafter defined) provides loan origination software and transaction management services to clients nationwide;

WHEREAS, First American is presently engaged in the business of providing mortgage related services and data to the mortgage industry (“Services”); and

WHEREAS, Ellie Mae desires to offer First American’s Services to certain of its customers (“End-Users”) and First American desires to have its Services marketed and made available to End-Users.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, First American and Ellie Mae agree as follows:

1.    Development of Links between Ellie Mae and First American

1.1	Ellie Mae Platform Development

Ellie Mae has developed the ePASS transaction management system or network (the “ePASS Network”) and the Encompass, Contour and Genesis 2000 Loan Origination System (“LOSs”) in its business to business communication network, collectively known as the “Ellie Mae Platforms”, which offers End-Users the ability to order First American’s Services by electronically linking to First American’s network, as further defined in Schedule A as the “First American Network”.

1.1.1 Services Lists

First American will select one or more specific linked Service(s) (“Linked Services”) as set forth in Paragraph III on Schedule A, that Ellie Mae will, pursuant to the terms and pricing in the Marketing Plan set forth in Schedule B-1, list on the Internet at its Ellie Mae Website page (“Ellie Mae Website”). For each selected Linked Service, Ellie Mae shall display on its Ellie Mae Website such Linked Service’s title and a short description, review or reference, as per the Marketing Plan and the applicable Ellie Mae policies set forth in the partner area of elliemae.com.

1.1.2 Consumer Report Linked Services

Notwithstanding anything to the contrary contained in this Agreement, the parties agree that the following special terms shall apply to all Linked Services that constitute or contain “consumer reports,” as such term is defined under the Federal Fair Credit Reporting Act (“Consumer Report Linked Services”). The ePASS Network will be used to transfer End-Users who are interested in Consumer Report Linked Services to the First American Network. No orders for Consumer Report Linked Services will be taken or fulfilled at or through the Ellie Mae Platform, all such transactions will be conducted by First American through the First American Network, and Ellie Mae shall not access any Consumer Report Linked Service for its own use or the use of any End-User.

1.1.3 Software Development Kit

In order to provide the interface between the First American Real Estate Solutions Linked Services (“RES Linked Services”) and the Ellie Mae Platform, First American must integrate Ellie Mae’s Software Development Kit (“SDK”). Subject to the terms of Ellie Mae’s Software Development Kit License Agreement, to be separately negotiated by the parties, Ellie Mae shall grant First American a license to the SDK. The parties acknowledge that the failure to execute the Software Development Kit License Agreement shall not constitute a breach of this Agreement but may result in the RES Linked Services not being provided to End Users through the Ellie Mae Platform.

1.2	Interface Development

Ellie Mae has developed an interface that will electronically transmit the data, generated from an End-User’s order placed via the Ellie Mae Platform, to the First American Network and translate such data into a format that is usable by the First American Network and electronically transmit any data from the First American Network back to the Ellie Mae Platform and ultimately to the End-User (“Interface”).

1.3	Costs of Development, Testing, Implementation, Changes and Updates

Ellie Mae shall be responsible for the development, testing, and implementation of the Ellie Mae Platform and Interface, and, except for First American’s responsibility for maintaining its connection of the First American Network to ePASS by maintaining its connection to the Interface, as set forth herein, or those actions that are beyond Ellie Mae’s control (such as, but not limited to, network outages and those items set forth under Section 11.4 (“Force Majeure”), Ellie Mae assumes full responsibility and liability for connecting all End-Users and accurately transmitting any data from the Ellie Mae Platform through the Interface to the First American Network. Notwithstanding the foregoing, First American shall be liable for any integration fees as set forth pursuant to any schedule, exhibit or like document duly executed by the parties hereto. All new integrations will be quoted based on a Statement of Work to be executed by the parties. Changes and Updates, if minor (defined as requiring less than one day of one person’s labor to complete) will be performed at no additional charge. Changes and Updates requested by First American that require more than one person’s time for more than one day

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

will be quoted in a Statement of Work to be executed by the parties. First American shall notify Ellie Mae in writing of changes in the Linked Services configurations or file format requirements and shall provide to Ellie Mae any and all such configurations and file format requirements no less than sixty (60) days prior to the effective date of such change. Ellie Mae shall use commercially reasonable efforts to implement such changes and First American agrees to assist as reasonably requested by Ellie Mae in connection with such implementation.

2.     Ellie Mae Responsibilities

2.1	Operations and Maintenance

Ellie Mae shall be solely responsible for the development, operation, and maintenance of the Ellie Mae Platform and Interface (with the exception of First American’s connection with the Interface), including, without limitation: (a) the technical operation and all related equipment; (b) posting of First American’s authorized logo, descriptions or information on the Ellie Mae Platform and linking those descriptions to the First American Network; (c) the accuracy and appropriateness of materials posted on or incorporated into the Ellie Mae Platform, with the exception of third party material; (d) the transmittal, posting and delivery of data, orders and Linked Services between the Ellie Mae Platform and the First American Network; and (e) checking that content and materials posted on the Ellie Mae web sites are not libelous, defamatory, obscene or violative of any law or regulation. Notwithstanding the above, First American understands and agrees that it must look exclusively to the applicable End-User (and not to Ellie Mae) for the payment of any fees that may be due to it and for any data it receives from such End-Users, it being understood that Ellie Mae shall have no liability for any fees charged to the End-User by First American or for any data received through use of the ePASS Network.

2.2	Upgrades

Ellie Mae reserves the right to modify, enhance or upgrade the Ellie Mae Platform including the ePASS Network. In the event of any such modification, enhancement or upgrade, Ellie Mae shall use its commercially reasonable efforts to provide an alternative for First American to continue using the ePASS Network without First American having to make any modifications, enhancements or upgrades. In the event that any such modification, enhancement or upgrade will require modifications, enhancements or upgrades to the ePASS Network and/or the Interface, Ellie Mae shall use its commercially reasonable efforts to give First American ninety (90) days’ prior written notice of the implementation of a change that requires a change on the part of First American. First American will use its commercially reasonable efforts to effectuate such change within ninety (90) days after the date of the implementation of such change. In the event that First American is unable to make the changes within ninety (90) days following such change, First American may terminate this Agreement by providing Ellie Mae with at least sixty (60) days’ written notice prior to the implementation of the change, but only for those services with a material detrimental effect caused by the

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

modifications, enhancements, or upgrades as set forth pursuant to the notice described in this Paragraph 2.2.

2.3	Errors, Bugs or Defects

Ellie Mae shall correct any errors, bugs or defects in the Ellie Mae following First American’s or an End-User’s notice to Ellie Mae thereof pursuant to its standard support provisions.

2.4	Transmission of Data

Ellie Mae shall be responsible for maintaining the ePASS Network to enable the accurate delivery and or transmission of data generated by an End-User and translating it into a format that is usable by the First American Network, and to enable the accurate delivery and transmission of data from the First American Network to the End-User(s). First American shall have no liability for any order where the transmission of such data is incomplete, garbled or faulty, including, without limitation, transmissions that are mistakes, duplicative, or not usable, other than to notify Ellie Mae of such faulty transmission.

2.5	Use of Data.

Ellie Mae is acting solely as a conduit for facilitating the order and delivery of Linked Services to End-Users and Ellie Mae shall not exercise any incidents of ownership, or other rights of use of the First American Linked Services’ data, including without limitation, the sale or resale, use, licensing, assembling, or evaluation of the First American Linked Services’ data. First American owns, and at all times will continue to own, the First American Linked Services’ data, and at all times shall continue to be the seller or licensor of the Linked Services to the End-Users pursuant to separate documentation between First American and the End-Users.

2.5.1	Permitted Applications of the RES Linked Services by End Users.

2.5.1.1 End-User’s Use: End Users may use First American Real Estate Solutions Linked Services (“RES Linked Services”) for the internal business purpose of evaluating lending risk with no right to resell, relicense or redistribute in whole or in part.

2.5.1.2 Additional Restrictions. Ellie Mae agrees and warrants that Ellie Mae shall not use any element or component of the RES Linked Services to create, replace, supplement or enhance any title, legal, vesting, ownership or encumbrance report. Ellie Mae warrants that Ellie Mae shall not use the RES Linked Services, coupled with alternative insurance approaches or products without first obtaining written permission from RES.

2.5.1.3 To the extent Ellie Mae retains copies of any RES linked Services, Ellie Mae agrees that it shall only retain such copies for archival purposes.

2.6	Marketing Requirements.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

In consideration for the annual fees set forth in Schedule B-1 attached hereto and incorporated herein, Ellie Mae agrees to the following, the details of which are also set forth in Schedule B-1:

2.6.1 Advertising First Americans Linked Services. Throughout the Term, Ellie Mae hereby grants First American the right to promptly approve and to require Ellie Mae (or any affiliate thereof (each such affiliate of Ellie Mae, a “Controlled Company” and, collectively, the “Controlled Companies”)) to reasonably modify, the position, size, scope or any other characteristic related to the appearance or functionality (including the presence or absence thereof) of any text or graphic or any link, button, radio button, check box, tab or any other method of selection or indication (a “Feature”) that permits an End-User to order, select or inquire about, or serves as an advertisement of, the Linked Services, or any other First American product, through any Ellie Mae Platform offered by Ellie Mae or any Controlled Company.

2.6.2 First American [*].

Throughout the Term, the Linked Services set forth in Schedule A shall be the [*] (together with any successor products thereto, “[*] Products”) of Ellie Mae, or any Controlled Company, and First American shall have the right to promptly approve, and in connection therewith to require Ellie Mae, or any Controlled Company, to reasonably modify, the mechanism by which [*]; provided, however, that [*] shall be limited to no more than [*] for any one of the Linked Services, provided, further, that First American shall not require that the mechanism by which users [*] to be more difficult to use than the most difficult to use mechanism by which such user may [*].

2.6.3 Ellie Mae’s [*].

On the first business day of each calendar quarter Ellie Mae shall provide to First American a true, correct and complete copy of its [*], if any, which [*] will contain [*]. First American shall use such [*] for the sole purpose of [*]; provided that, such [*] are deemed to be Ellie Mae Confidential Information and First American is obligated to maintain their confidentiality pursuant to the terms set forth in Section 8.

2.6.4 Display of First American Service Marks.

Within the Ellie Mae Platform offered by Ellie Mae or any Controlled Company, including without limitation My ePASS, Ellie Mae permits vendors to display a logo, Ellie Mae shall, or shall cause any Controlled Company to, include a First American logo (of First American’s choosing) thereon. Ellie Mae will use such First American logos pursuant to First American’s trademark guidelines, which First American will provide to Ellie Mae a sufficient amount of time to enable Ellie Mae to comply.

2.6.5 Advertorials.

Advertorials will be provided at the terms for the fees indicated in the Marketing Plan attached hereto as Schedule B-1.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

2.6.6 Single Web Page Access

Ellie Mae shall, and shall cause all Controlled Companies to, with First American’s cooperation, offer a single web page through the Ellie Mae Platform offered by Ellie Mae or any Controlled Company on which an End User of the Ellie Mae Platform may enroll or otherwise sign-up for all products offered by First American. First American shall have the right to approve, and in connection therewith, to require Ellie Mae (or any Controlled Company) to modify at First American’s expense (and Ellie Mae shall so modify or shall cause any Controlled Company to so modify), the position, size, scope or any other characteristic of such web page, including, the placement on any other web page of the Ellie Mae Platform of a link to such web page.

2.6.7 First American Promotions.

If First American offers a promotion to the Ellie Mae End-Users, Ellie Mae shall, or shall cause any Controlled Company to, include First American’s promotion on the “News Tab” or any web page in the Ellie Mae Platform offered by Ellie Mae or any Controlled Company that features promotions of any vendor. First American shall have the right to approve, and in connection therewith, to require Ellie Mae (or any Controlled Company) to reasonably modify, the position, size, scope, description or any other characteristic related to this display of such promotion.

2.6.8 Lead Sharing.

Ellie Mae shall, and shall cause Controlled Companies to, promptly forward to First American any leads it receives related to the Linked Services (and will use its commercially reasonable efforts to forward such leads within 1 business day). First American shall use such leads for the purpose of encouraging the ordering of the Linked Services through the ePASS Network. If the person or entity to which such lead relates is already a customer of First American, Ellie Mae shall, and shall cause Controlled Companies to, refrain from forwarding such lead to a competitor of First American.

3.	Joint Responsibilities.

3.1 Marketing.

Ellie Mae and First American shall comply with the Marketing Plan set forth on Schedule B-1, which is incorporated herein by reference (as the same may be amended or modified from time to time by written agreement of the parties hereto, the “Marketing Plan”). Where the Marketing Plan calls for the written or graphical display of any First American information, whether in physical or electronic form, or any functionality on a web page related to the Linked Services, First American shall have the right to approve, and in connection therewith to require Ellie Mae (or any Controlled Company) to reasonably modify the position, size, scope, description or any other characteristic related to the display of such information or any characteristic related to such functionality to coincide with the Marketing Plan. Ellie Mae shall not, and shall cause the Controlled Companies to not, with respect to any such display of

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

information or any functionality, give a display of information or functionality related to any competitor of First American, better position, greater size, greater scope or any better characteristic or functionality, as the case may be, relative to that given First American. In the event of a conflict between the Marketing Plan and any other term of this Agreement, the terms of this Agreement shall govern.

3.2 Training.

Subject to the approval of First American, which approval it may withhold in its sole and unfettered discretion, First American may provide Ellie Mae access to First American’s facilities for the purpose of conducting training sessions. If Ellie Mae uses such facilities, Ellie Mae shall acknowledge, in such form and manner as First American shall reasonably direct, that First American is sponsoring such training session and Ellie Mae shall not allow any First American competitor to co-sponsor such training session and shall not indicate in any manner that any First American competitor is sponsoring such training session.

3.3 Consumer Privacy.

The parties acknowledge that the Linked Services, while comprised in part of public record data, describes information that may be deemed to be sensitive information by some consumers. It is the policy of First American to respect the request of consumers to remove their name, mailing address or telephone number from use in solicitation. First American understands and agrees that such information provided to First American by the End-User is encrypted and that Ellie Mae does not have access to such information through the End-User’s use of the Ellie Mae Platform without otherwise obtaining the consumer’s consent. This policy is an integral condition to First American entering into this Agreement. Both parties agree that: (a) they will not utilize in any manner the name, mailing address or telephone number of a consumer that is designated within any Linked Service as requesting protection from solicitation; (b) they will not broadcast or otherwise make public the name, address or other information about an individual consumer, unless First American and the subject consumer provide written authorization to do so; (c) they will abide by all prevailing federal, state, and local guidelines governing information practices and consumers’ rights to privacy; and (d) they will limit access to consumer information to those individuals who have a “need to know” in connection with their respective businesses and will obligate those individuals to acknowledge consumers’ rights to privacy and adhere to fair information practices. The parties will adopt, publish, and comply with privacy policies that comply with the guidelines established by the International Computer Standards Association and by either the guidelines established by TRUSTe.org as more fully set forth at http://www.truste.org, the Better Business Bureau, or such other organizations as the parties mutually agree to select. The parties agree to comply with the applicable requirements under the Gramm-Leach-Bliley Act (15 U.S.C. 6801 et seq.) and the Privacy Safeguards Rule promulgated by the Federal Trade Commission thereunder (16 C.F.R. 314) (together,

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

“GLB Act”) with respect to “nonpublic information” (as defined under the GLB Act) they receive from consumers, including, without limitation, to use that information solely for the purposes of carrying out this Agreement and implementing procedures required under the GLB Act to safeguard such information.

3.4	End-User Contract Terms.

End-Users may be required to execute agreements with First American in order to purchase or order Linked Services (“End-User Agreements”). Where End-User Agreements are required, only End-Users who have executed End-User Agreements with First American will be permitted to access the relevant Linked Services via the Ellie Mae Platform.

3.5	Representations and Warranties

The parties represent and warrant that: (a) they have all rights and interests to operate, license, maintain, modify, and otherwise conduct business with each other and End-Users through the Ellie Mae Platform; (b) they acknowledge that End-Users connect through independent channels and that, if within their control, they will use commercially reasonable efforts to prevent the transmission of known bugs, viruses, so-called “time bombs” or other functions, routines, devices, or instructions designed or available to create any unauthorized access to, or interruption in the functioning of the Ellie Mae Platform or the electronic systems connected thereto; provided such shall not apply to any built-in or use drive destruction mechanism, time bomb, access code or similar device installed by First American in the Linked Services designed to: (i) remotely monitor the misuse or unauthorized use of the Linked Services by End-Users, (ii) terminate an End-User’s access to the Linked Services as a result of misuse or expiration of the authorized use period, or (iii) ensure proper operation or maintenance of the Linked Services provided by First American; (c) the parties have established and will maintain at all times security procedures to ensure that all data, document and information transmissions are authorized, protected from loss, corruption, or disclosure to any party other than the intended recipient and documents and signatures are protected from improper access; and (d) First American shall not make any representations or warranties to any person or entity with respect to the Ellie Mae Platform.

4.	Orders and Order Processing
4.1 End-User Contract Terms.
First American may require all End-Users to execute an agreement with First American before End-Users may purchase or order Linked Services.

4.2 Order Processing. Subject to the terms and conditions of this Agreement and any service agreement between First American and an End-User, First American shall be responsible for supplying and fulfilling Linked Service orders placed by End-Users via the Ellie Mae Platform; provided, however, that First American shall not be responsible for the

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

transmission of any data related to such order or any Linked Service and further reserves the right to reject orders that do not comply with any requirements that First American may periodically establish. To permit accurate tracking, Ellie Mae shall be responsible for identifying the orders as having been placed via the Ellie Mae Platform. Ellie Mae and First American shall work together to determine the format by which all documents or information shall be transmitted by and between First American and Ellie Mae.

5.	Fees
5.1 Marketing Fees and Transaction Fees.
5.1.1

First American shall pay the Marketing Fees as set forth in the First Year Marketing Plan (Schedule B-1) (“Marketing Fees”) during the first year of this Agreement, commencing with the Effective Date and payable in four installments, each such installment due on the first day of each calendar quarter after the Effective Date. Commencing on the first year anniversary of the Effective Date of this Agreement, First American will pay a minimum of $150,000 in Marketing Fees of a portion of the Services listed in the Second Year Marketing Plan (Schedule B-2) during the second year of this Agreement, commencing with the Effective Date and payable in four installments, each such installment due on the first day of each calendar quarter after the Effective Date.

5.1.2 Commencing with the Effective Date, First American shall also pay Ellie Mae data transmission fees (“Transaction Fees”) for each order transmitted through the Ellie Mae Platform as indicated on Schedule A. Notwithstanding anything to the contrary, if any state department of insurance or other applicable regulatory body requires a mandatory reduction in title fees or other applicable fees for a Linked Service offered by First American hereunder, First American shall promptly notify Ellie Mae in writing and the parties shall negotiate in good faith to appropriately adjust the Transaction Fees for the impacted Linked Service. If the parties are unable to agree within a reasonable period of time to an appropriate adjustment to the Transaction Fees for the impacted Linked Service(s), then First American shall have the right, upon written notice to Ellie Mae, to remove the impacted Linked Service(s) from the Ellie Mae Platform and Interface under this Agreement with no liability to Ellie Mae, and Ellie Mae shall, within a commercially reasonable time, but not to exceed five (5) business days, remove such Linked Service(s) from the Ellie Mae Platform and Interface at no additional cost to First American.

Within sixty (60) days following the end of each month, First American shall provide Ellie Mae with a transaction report of all unique submissions for Linked Services provided to First American via the ePASS Network. Ellie Mae shall generate an invoice based on such transaction report and submit it to First American at the address below for processing and payment:

First American Real Estate Information Services, Inc.

11902 Burnet Road

Austin, Texas 78758

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Attention: Mary Lippa

First American shall then pay Ellie Mae the Transaction Fees on a monthly basis within thirty (30) days of the date of the invoice.

5.2

The parties acknowledge that the Marketing Fees and the Transaction Fees represent fair and reasonable compensation for the value of the services provided by Ellie Mae hereunder, and the parties have selected the manner and timing of payment of such compensation as a matter of convenience only. Each party is solely responsible for having determined that the compensation arrangements and other terms and conditions of this Agreement comply with any law or regulation applicable to such party, including without limitation the federal Consumer Credit Protection Act. In making such determination, neither party has relied on any opinion, representation or information obtained directly or indirectly from the other party. If it is determined, or if, based upon information or events subsequent to the Effective Date, Ellie Mae or First American reasonably concludes that any of the provisions of this Agreement do or are likely to violate any applicable law or regulation, the parties will use commercially reasonable efforts to amend this Agreement to bring it into compliance with applicable laws and regulations; provided, however, that if the parties are unable to agree upon such amendment, either party may terminate this Agreement upon written notice to the other. Each party agrees that it will not assert any claim against the other party to the effect that the relationship established hereunder, including without limitation, the compensation arrangement set forth herein, violates applicable law or regulation.

5.3	[*].

Ellie Mae hereby grants to First American [*], which First American may [*] in addition to those set forth in [*]. Ellie Mae agrees with respect to any advertising opportunities [*] (other than Ellie Mae or any Controlled Company). A schedule of available advertising and marketing services not covered in the Marketing Plan is listed in Schedule C. If by the end of the first calendar year after the Effective Date (or by December 31, 2007) [*].

5.4.	Reporting and Audit Rights.

In the event that Ellie Mae believes in good faith that the amounts paid to Ellie Mae are not accurate, then Ellie Mae may request in writing that a First American executive verify the accuracy of its records and calculations relating to the amounts payable hereunder. Upon such request, First American will recalculate the amount of the contested fees and deliver a written certificate stating the correct amount payable under the Agreement, signed by an executive of First American, together with a payment shortfall, if any, plus interest equal to one and one half percent (1.5 percent) per month (or, if less, the maximum amount allowed by applicable law) on the overdue balance.

5.5	Policies and Pricing.
End-Users who purchase or order Linked Services via the Ellie Mae Platform shall be

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

duly authorized by Ellie Mae to use the Ellie Mae Platform and be either an existing customer of First American or shall register as a new customer of First American in accordance with First American’s terms and conditions. Accordingly, all First American policies and operating procedures concerning customer orders, customer service and service sales will apply to those End-Users. First American may change its policies and operating procedures at any time upon proper notice to such End-Users. For example, First American will determine the prices to be charged for the Linked Services sold in accordance with First American’s own pricing policies, subject to the following. Although Linked Service prices and availability may vary from customer-to-customer and from time-to-time, First American will not discriminate against any End-User in any manner, including service levels, price or product offerings, in connection with any Linked Service. First American reserves the right not to provide Linked Services to any End User. Because price changes may affect Linked Services listed on the Ellie Mae Website, Ellie Mae shall not include price information in its Linked Service descriptions.

6. Intellectual	Property Rights and License.
6.1	Ellie Mae’s Rights.

Subject to the license granted to First American under Section 6.2, Ellie Mae reserves all of its right, title and interest in its intellectual property rights in the Interface and the Ellie Mae Platform or any other intellectual property rights it has (e.g., patents, copyrights, trade secrets, service marks, trademarks and other intellectual property rights). Unless stated otherwise in a Statement of Work, First American shall assign any and all intellectual rights it has to the Interface and the Ellie Mae Platform to Ellie Mae and will cooperate fully and execute promptly any and all documents which may be necessary to effectuate Ellie Mae’s rights.

6.2       Ellie Mae’s Grant of License to First American.

Ellie Mae hereby grants to First American, for the term of this Agreement, a non-exclusive, non-transferable license to: (a) use the Interface and the Ellie Mae Platform to offer any Linked Services to End-Users and to use the Ellie Mae’s trade names, logos, trademarks and services marks (the “Ellie Mae Marks”) as is reasonably necessary to establish and promote the Linked Services on the Ellie Mae Platform; provided, however, that any promotional materials or usages containing any of the Ellie Mae Marks will be subject to Ellie Mae’s prior written approval. First American shall have no implied licenses nor shall an implied license be deemed to be granted. Ellie Mae hereby reserves any and all rights not expressly granted to First American herein.

6.3       First American’s Rights

Subject to the license granted to Ellie Mae under Section 6.4, First American reserves all of its right, title and interest in its intellectual property rights in First American’s portion of the Interface and First American Network, the Linked Services or any other intellectual property rights it has (e.g., patents, copyrights, trade secrets, service marks, trademarks and other intellectual property rights). Ellie Mae shall assign any and all

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

intellectual rights it has to the First American developed portion of the Interface to First American and will cooperate fully and execute promptly any and all documents which may be necessary to effectuate First American’s rights.

6.4       First American’s Grant of License to Ellie Mae.

First American hereby grants to Ellie Mae, for the term of this Agreement, a non-exclusive, non-transferable, royalty-free license to: (a) use the First American portion of the Interface to link the Ellie Mae Platform to the First American Network and (b) use the First American trade names, logos, trademarks and service marks that are supplied by First American (the “First American Marks”) on the Ellie Mae Platform as is reasonably necessary to promote the Ellie Mae Platform and otherwise to perform its obligations under this Agreement and subject to any policies promulgated by First American regarding the marketing, sale and support of the Linked Services; provided, however, that any promotional materials or usages containing any of the First American Marks will be subject to trademark guidelines provided to Ellie Mae. Ellie Mae shall have no implied licenses nor shall an implied license be deemed to be granted. First American hereby reserves any and all rights not expressly granted to Ellie Mae herein. Ellie Mae shall not modify or alter First American’s graphics or text links in any way without First American’s prior written consent. Graphics or text links include, but are not limited to, banners, buttons, logos and other images.

6.5       First American’s Right to Grant Similar Licenses

Ellie Mae acknowledges and agrees that First American, in its sole discretion, may market its Services and grant similar licenses to its trademarks to any and all persons, businesses, entities and/or organizations.

6.6       First American Marks

Ellie Mae shall not modify, alter or obfuscate First American Marks or use First American Marks in a manner that disparages First American or its Linked Services, or portrays First American in a false, competitively adverse or poor light. Ellie Mae shall comply with any restrictions that First American may establish, and which First American provides to Ellie Mae, as to the form of use of First American Marks and shall avoid any action that diminishes the value of such First American Marks. Ellie Mae’s unauthorized use of First American Marks is strictly prohibited. In the event of a violation of this paragraph, First American, in its sole discretion, may terminate this Agreement, terminate the trademark license, or specify additional restrictions Ellie Mae shall comply with, and seek monetary damages, injunctions and/or any other remedies available to it at law or in equity.

6.7       Ellie Mae Marks

First American shall not modify, alter or obfuscate Ellie Mae Marks or use Ellie Mae Marks in a manner that disparages Ellie Mae or its service or products, including, without limitation, the Ellie Mae Platform, or portrays Ellie Mae in a false, competitively adverse

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

or poor light. First American shall comply with any restrictions that Ellie Mae may establish as to the form of use of Ellie Mae Marks and shall avoid any action that diminishes the value of such Ellie Mae Marks. First American’s unauthorized use of Ellie Mae Marks is strictly prohibited. In the event of a violation of this paragraph, Ellie Mae, in its sole discretion, may terminate this Agreement, terminate the trademark license, or specify additional restrictions First American shall comply with, and seek monetary damages, injunctions and/or any other remedies available to it at law or in equity.

7.  Confidentiality

Except as expressly set forth herein, the parties shall maintain in confidence the terms of this Agreement. It is expected that, pursuant to discussions to date and to this Agreement, each party may disclose to the other party certain information, as defined herein, which is considered by the disclosing party to be proprietary or confidential information (the “Confidential Information”). Confidential Information is defined as any information, communication or data, in any form, including, but not limited to, oral, written, graphic or electromagnetic forms, models or samples, which the disclosing party identifies as confidential or which is of such a nature that the receiving party should reasonably understand that the disclosing party desires to protect such information, communication or data against unrestricted disclosure or use, including, without limitation, customer lists, service processes, site traffic and performance data, business information, financial data and marketing data, the RES Linked Services and anything defined under the Gramm-Leach-Bliley Act of 1999 or any related statute or amendment thereof. All Confidential Information shall remain the sole property of the disclosing party and its confidentiality shall be maintained and protected by the receiving party with the same degree of care as the receiving party uses for its own confidential and proprietary information, but in no event less than reasonable care. Each party shall not use the Confidential Information of the other party except as necessary to fulfill its obligations under this Agreement, nor shall it disclose such Confidential Information to any third party without the prior written consent of the other party. The restrictions on the use or disclosure of any Confidential Information shall not apply if the receiving party can show that the Confidential Information: (a) has become generally available to the public without breach of this Agreement by the receiving party; (b) is rightfully in the receiving party’s possession prior to disclosure to it by the other party; (c) is independently developed by the receiving party without the use of the disclosing party’s Confidential Information; (d) is rightfully received by the receiving party from a third party without a duty of confidentiality to the other party; or (e) is disclosed under operation of law, provided that, the receiving party provides the disclosing party with sufficient notice to challenge such legal disclosures, and in any event, will disclose only that information required by law.

8.   Disclaimers and Limitation of Liability

8.1	Disclaimers

First American and Ellie Mae: (a) acknowledge that the operation of the First American Network and the Ellie Mae Platform will not be uninterrupted or error-free and may be

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

subject to temporary shutdowns due to causes beyond the operating party’s reasonable control; and (b) subject to the specific terms of this Agreement, shall retain sole right and control over the programming, content and conduct of transactions over their respective networks, programs, software, website or services. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, EACH PARTY SPECIFICALLY DISCLAIMS ANY REPRESENTATION OR WARRANTY REGARDING (A) ITS NETWORK OR PLATFORM OR ANY OF THE PRODUCTS OR SERVICES IT PROVIDES, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY, ACCURACY, COMPLETENESS, FITNESS FOR A PARTICULAR PURPOSE OR LACK OF ERROR OR OMISSION; (B) THE AMOUNT OF TRANSACTION FEES THAT MAY BE GENERATED DURING THE TERM; AND (C) ANY ECONOMIC OR OTHER BENEFIT THAT THE OTHER PARTY MIGHT OBTAIN THROUGH ITS PARTICIPATION IN THIS AGREEMENT.

8.2	Limitation of Liability

EXCEPT FOR BREACHES OF SECTION 7 (“CONFIDENTIALITY”) AND, WITH REFERENCE TO ELLIE MAE, EXCEPT IN THE EVENT OF ELLIE MAE’S MISUSE OR UNAUTHORIZED USE OF THE RES LINKED SERVICES, NEITHER FIRST AMERICAN NOR ELLIE MAE SHALL BE LIABLE TO THE OTHER FOR ANY INDIRECT, SPECIAL, PUNITIVE OR CONSEQUENTIAL DAMAGES (INCLUDING, WITHOUT LIMITATION, LOST PROFITS OR LOST DATA) ARISING OUT OF THIS AGREEMENT. WITH THE EXCEPTION OF SECTION 10 (“INDEMNIFICATION”) AND BREACHES OF SECTION 7 (“CONFIDENTIALITY”), EITHER PARTY’S ENTIRE LIABILITY ARISING FROM THIS AGREEMENT, WHETHER IN CONTRACT, TORT OR OTHERWISE, SHALL NOT EXCEED THE FEES PAID BY FIRST AMERICAN TO ELLIE MAE UNDER THIS AGREEMENT DURING THE TWELVE (12) MONTHS PRECEDING THE CLAIM. THIS LIMIT IS CUMULATIVE AND ALL PAYMENTS UNDER THIS AGREEMENT FOR THE TWELVE (12) MONTH PERIOD PRECEDING THE CLAIM WILL BE AGGREGATED TO CALCULATE SATISFACTION OF THE LIMIT. THE EXISTENCE OF MULTIPLE CLAIMS SHALL NOT ENLARGE THE LIMIT OF EITHER PARTY’S LIABILITY.

9. Term and Termination

9.1	Term

The term (“Term”) of this Agreement shall begin on the Effective Date and will continue for a period of 24 months from the Effective Date unless earlier terminated, and shall automatically renew for periods of one (1) year each (“Renewal Terms”), unless one party notifies the other party in writing at least sixty (60) days prior to the date that this Agreement is scheduled to expire that it does not wish to renew this Agreement. Otherwise, this Agreement will renew in accordance with the terms of this Agreement; provided that, Ellie Mae may revise its Fees for the next Renewal Term by

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

providing First American with at least ninety (90) day’s written notice to accept or reject such revised fees. The Effective Date for this Agreement shall be the date set forth above at the beginning of this Agreement.

9.2	Termination

9.2.1 Termination due to submission rejection

First American may terminate this Agreement (by providing written notice) if it rejects Ellie Mae’s development, testing and implementation efforts for the Ellie Mae Platform two (2) or more times pursuant to the terms set forth in subsection 1.3.

9.2.2 Termination due to Event of Bankruptcy

This Agreement shall terminate automatically and immediately, without notice unless otherwise specified, upon the occurrence of an Event of Bankruptcy with respect to the other party.

“Event of Bankruptcy” means with respect to a party the filing of a petition for relief as to such party as debtor or bankrupt under the Bankruptcy Reform Act of 1978, as amended, or other similar provision of law of any jurisdiction which is not dismissed within 60 days of filing; or insolvency of such party as finally determined by a court proceeding; or filing by such party of a petition or application to its assets; or commencement of any proceedings relating to such party as a debtor under any other reorganization, arrangement, insolvency, adjustment of debt or liquidation law of any jurisdiction, if such party indicates its approval of the proceeding, consents thereto or acquiesces therein, or the proceeding is contested by such party and has not been finally dismissed within 60 days.

9.2.3 Termination by Notice

By providing thirty (30) days’ written notice, First American or Ellie Mae may immediately terminate this Agreement if the other party materially breaches this Agreement and such other party fails to cure that breach within thirty (30) days’ after receiving written notice of the breach from the non-breaching party.

9.2.4 Effect of Termination

Upon termination of this Agreement and upon written request, Ellie Mae shall return to First American any of First American’s intellectual or proprietary property and/or information obtained pursuant to this Agreement. Upon termination of this Agreement and upon written request, First American shall return to Ellie Mae any of Ellie Mae’s intellectual or proprietary property and/or information obtained pursuant to this Agreement. All licenses granted shall immediately cease and any amounts due and owing shall be immediately paid. Notwithstanding the foregoing provision, Confidential Information stored electronically in receiving party’s archives may be retained in accordance with receiving party’s archive policies and procedures, provided that all such Confidential Information so retained shall remain subject to the use and

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

disclosure restrictions of this Agreement until such Confidential Information is destroyed.

9.3	Survival

Sections 2.5.1.3, 3.3, 3.5, 5.1 (for any accrued Fees owed), 5.4, 6.1, 6.3, 7, 8, 9, 10, and 11 (together with all other provisions that reasonably may be interpreted as surviving termination or expiration of this Agreement) shall survive the termination or expiration of this Agreement.

10.	Indemnification
10.1	Ellie Mae’s Indemnification

Ellie Mae shall defend First American against any third party claim, suit or action to the extent arising out of (i) the infringement or misappropriation of the Ellie Mae Platform, Interface (other than the First American developed portion), or any other services provided by Ellie Mae of any third-party U.S. patent, copyright, trademark or trade secret, or (ii) any negligent or intentional acts or omissions by Ellie Mae. Ellie Mae shall indemnify and hold First American harmless from and against any damages awarded thereunder and any liability assumed in settlement thereof to the extent that such damages and liability arise out of such infringement and/or misappropriation; provided, however, that First American must (a) give Ellie Mae prompt written notice of the applicable claim, suit or action; (b) give Ellie Mae full control over the defense and any settlement of such claim, suit or action; and (c) provide Ellie Mae with all information and assistance reasonably requested by Ellie Mae in connection with the defense and any settlement of such claim, suit or action. Notwithstanding the foregoing, Ellie Mae shall have no liability hereunder in respect of any infringement or misappropriation caused by any modification of Ellie Mae’s products or services by anyone other than Ellie Mae or the combination of such software with any third party product by anyone other than Ellie Mae. Ellie Mae agrees, should First American’s use of the Ellie Mae Platform or Interface be enjoined by any court, to promptly obtain, at no expense to First American, the right to use the items so enjoined or, at no expense to First American, to promptly provide First American with substitute items that are functionally equivalent to the enjoined products.

10.2	First American’s Indemnification

First American shall defend and indemnify Ellie Mae against any and all liabilities, claims, losses, costs and expenses, including reasonable attorney’s fees which Ellie Mae may incur as a result of any claim or action brought or that may be brought by a third party, to the extent relating to, in connection with, or arising out of (a) the operation or content of the First American developed portion of the Interface, or any services provided by First American to End-Users; (b) the violation of third-party intellectual property rights by any materials or software provided by First American; (c) the violation of any federal, state or local laws or regulations; or (d) the misuse of the Ellie Mae Platform. First American shall pay any award or judgments against Ellie Mae and any costs and

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

attorneys’ fees reasonably incurred by Ellie Mae resulting from any such claim or action. First American shall be relieved of any indemnification obligations contained herein to the extent the claim, loss, cost and expense for which defense and indemnification is sought is the result, in any part, of the acts or omissions of Ellie Mae or any third party acting on behalf of Ellie Mae.

11.  General Provisions

11.1	Independent Contractors

First American and Ellie Mae are entering this Agreement as independent contractors, each holding itself out to the general public as independent with their own respective offices, own letterheads and business cards. This Agreement will not be construed to create a partnership, joint venture or employment relationship between them. Neither party shall represent itself to be an employee or agent of the other or enter into any agreement on the other’s behalf or in the other’s name. All expenses and disbursements including, but not limited to, travel, maintenance, supplies, office equipment expenses and administrative staff that may be incurred by either party in connection with this Agreement, shall be the sole responsibility of the party which has incurred the expense and borne wholly and completely by that party.

11.2	Compliance

In its performance of this Agreement, each party shall comply with all applicable laws, regulations, orders and other requirements, now or hereafter in effect, of governmental authorities having jurisdiction. Except as expressly provided herein, each party shall be responsible for all costs and expenses incurred by it in connection with the negotiation, execution and performance of this Agreement.

11.3	Taxes

The parties expressly acknowledge and accept this Agreement on the basis that, as an independent contractor, as defined in Section 11.1: (a) each party is responsible for its state and federal income tax and that those taxes will not be withheld by the other party; (b) each party must pay its applicable FICA (social security), FUTA (federal unemployment taxes); and state unemployment taxes; and (c) each party must pay applicable taxes attributable to its earnings. First American is responsible for any sales or use tax that may be assessed in connection with use of the Linked Services, except for taxes based on Company’s net income.

11.4	Force Majeure

Neither First American nor Ellie Mae shall be liable for, nor shall be considered to be in breach of, or default under this Agreement on account of any delay or failure to perform as required by this Agreement as a result of any causes or conditions that are beyond either party’s reasonable control and that either party is unable to overcome through the exercise of commercially reasonable diligence. If any force majeure event occurs, the

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

affected party shall give prompt written notice to the other party and shall use commercially reasonable efforts to minimize the impact of the event.

11.5	Notices

Any request, notice or other communication by either party shall be given in writing and delivered personally by messenger, private mail courier service, or sent by registered or certified mail, return receipt requested, postage prepaid, as follows:

To First American:	First American Real Estate Solutions of Texas, LP 11902 Burnet Road Austin, Texas Phone: (512) 834-9595 Fax: (800) 447-4391 Attention: Mary Lippa

With a copy to:	First American Real Estate Information Services, Inc. One First American Way Santa Ana, CA 92707 Facsimile: (714) 250-3032 Attention: Kathleen M. Collins, Corporate Counsel

With a copy to:	First American Real Estate Solutions 4 First American Way Santa Ana, California 92707 Attention: Office of General Counsel

To Ellie Mae:	Ellie Mae, Inc. 4140 Dublin Boulevard, Suite 300 Dublin, California 94568

With a copy to:	Legal Counsel

11.6	Assignment

Neither First American nor Ellie Mae may assign this Agreement, in whole or in part, without the other party’s prior written consent (which consent shall not be unreasonably withheld). Subject to the foregoing, this Agreement shall be binding on and enforceable by the parties and their respective successors and permitted assigns.

11.7	Waiver and Severability
The failure of either party to enforce any provision of this Agreement shall not constitute a waiver of the party’s rights to subsequently enforce the provision. If any provision of

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

this Agreement shall be declared by any court of competent jurisdiction to be illegal, void or unenforceable, all other provisions of this Agreement shall not be affected and shall remain in full force and effect.

11.8	Integration, Modification, Interpretation

This Agreement: (a) represents the entire agreement between the parties with respect to the subject matter hereof and supersedes any previous or contemporaneous oral or written agreements regarding such subject matter; (b) may be amended or modified only by a written instrument signed by a duly authorized agent of each party; and (c) will be interpreted, construed and enforced in all respects in accordance with the laws of the State of California without reference to its choice of law rules.

11.9	Attorneys’ Fees

If any action at law or in equity, including any action for declaratory relief, is brought to enforce or interpret the provisions of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, which may be set by the court in the same action or in a separate action brought for this purpose, in addition to any other relief to which such party may be entitled.

11.10	Effectiveness

This Agreement shall not be effective until accepted by First American as evidenced by the signing on behalf of First American by an executive, and no additions or modifications to this Agreement shall be effective until accepted in a similar manner.

11.11	Solicitation of Employees

Ellie Mae and First American agree that during the term of this Agreement and for a period of twelve (12) months following the termination of this Agreement, neither party will, without the prior written permission of the other party, solicit any employee of the other party. For the purposes of this Section 11.11, “solicitation” does not include either general advertising or engagement of a search consultant who obtains the resume of an employee of one party without the other party proposing that the search consultant contact such employee.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

IN WITNESS WHEREOF, the parties hereto, have caused this Agreement to be duly executed as of the Effective Date above.

FIRST AMERICAN REAL ESTATE		ELLIE MAE, INC.
SOLUTIONS LLC

By:	/s/ William Sherakas	By:	/s/ Edgar Luce

Name:	William Sherakas	Name:	Edgar Luce

Title:	Senior Vice President	Title:	CFO

FIRST AMERICAN REAL ESTATE SOLUTIONS OF TEXAS, LP		FIRST AMERICAN TITLE INSURANCE COMPANY

By:	/s/ William Sherakas	By:	/s/ Curt A. Caspersen

Name:	William Sherakas	Name:	Curt A. Caspersen

Title:	Senior Vice President	Title:	SEVP-COO

FIRST AMERICAN CORELOGIC, INC. dba First American Real Estate Solutions		EAPPRAISEIT, LLC

By:	/s/ Timothy Kennelly	By:	/s/ Anthony R. Merlo, Jr

Name:	Timothy Kennelly	Name:	Anthony R. Merlo, Jr

Title:	Vice President	Title:	President

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.